Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Giga-tronics, Inc. on Amendment No.1 of Form S-1 (File No. 333-269737) of our report dated May 11, 2023, with respect to our audits of the consolidated financial statements of Giga-tronics, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 31, 2023